Exhibit 4.1

DATED February 3, 2014

BRASKEM FINANCE LIMITED,

AS COMPANY

AND

BRASKEM S.A.,

AS GUARANTOR

AND

THE BANK OF NEW YORK MELLON

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

$500,000,000

6.450% NOTES DUE 2024

- i -

First Supplemental Indenture, dated as of February 3, 2014, among BRASKEM FINANCE LIMITED, a Cayman Islands exempted company incorporated with limited liability (herein called the “Company”), having its registered office at c/o at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its principal executive office is located at Rua Lemos Monteiro, 120, 24th Floor, São Paulo, SP, CEP 05501-050, Brazil, BRASKEM S.A., a company duly organized under the laws of the Federative Republic of Brazil (the “Guarantor”), having its executive office at Rua Lemos Monteiro, 120, 24th Floor, São Paulo, SP, CEP 05501-050, Brazil, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (in such capacity, the “Trustee”), among the Company, the Guarantor and the Trustee (the “Base Indenture”).

W I T N E S S E T H :

Whereas, the Base Indenture provides for the issuance from time to time thereunder, in series, of Securities of the Company carrying the Guaranty of the Guarantor, and Section 9.1 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

Whereas, the Company and the Guarantor desire by this First Supplemental Indenture to create a new series of Securities to be issuable under the Base Indenture, as supplemented by this First Supplemental Indenture, and to be known as the Company’s 6.450% Notes due 2024 (the “Notes”) the terms and provisions of which are to be as specified in this First Supplemental Indenture;

Whereas, the Company and the Guarantor have duly authorized the execution and delivery of this First Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide for, among other things, the issuance of and the form and terms of the Notes and additional covenants for the benefit of the Holders thereof and the Trustee; and

Whereas, all things necessary to make this First Supplemental Indenture a valid and binding legal obligation of the Company and the Guarantor according to its terms have been done.

Now, therefore, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee and the Paying Agent:

1.	DEFINITIONS

1.1	Provisions of the Base Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

1.2	Definitions

For all purposes of this First Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

1.2.1	any reference to a “Section” refers to a Section of this First Supplemental Indenture;

1.2.2	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

1.2.3	all terms used in this First Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided in this First Supplemental Indenture;

1.2.4	the term “Securities” as defined in the Base Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes; and

1.2.5	the following terms have the meanings given to them in this Section 1.2.5.

“Applicable Procedures” means with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, Luxembourg for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Depositary” means The Depository Trust Company, its nominees and their respective assigns or such other depositary institution herein after appointed by the Company.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Depositary for such Notes or a nominee thereof.

“Interest Payment Date” has the meaning set forth in Section 2.1 hereof.

“Notes” has the meaning specified in the recitals hereof.

“Stated Maturity” has the meaning specified in Section 2.1 hereof.

2.	GENERAL TERMS AND CONDITIONS OF THE NOTES

2.1	Designation, Principal Amount and Redemption.

There is hereby authorized and established a new series of Securities designated the “6.450% Notes due 2024”. The Notes will initially be limited to an aggregate principal amount of $500,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 9.06 or 11.05 of the Base Indenture).

The principal of the Notes shall be due and payable at the Stated Maturity. The stated maturity of the Notes shall be on February 3, 2024 (the “Stated Maturity”). The Notes shall

(subject to Section 10.09 of the Base Indenture) be unsecured and shall bear interest at the rate of 6.450% per annum, from February 3, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually on February 3 and August 3 of each year, commencing on August 3, 2014 (each, an “Interest Payment Date”), until the principal thereof is paid or made available for payment. Interest on the Securities shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Company may from time to time, without the consent of the Holders, create and issue additional Notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional Notes issued in this manner shall increase the aggregate principal amount of, and shall form a single series with and vote together with the previously outstanding Notes.

2.2	Forms Generally

The Notes shall be in substantially the form set forth in Annex A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Notes, as evidenced by their execution thereof.

2.3	Payments

Principal of, premium, if any, interest and any Additional Amounts on the Notes will be payable at the office of the Trustee and at the offices of the Paying Agents, and the transfer of the Notes will be registrable at the office of the Trustee.

3.	AMENDMENTS TO THE BASE INDENTURE

(a)	With respect to the Notes only (and, for the avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof) Section 1.01 of the Base Indenture is hereby amended by adding new defined terms as follows (without any effect on the other defined terms contained therein):

“Change of Control” means:

(1) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a group that includes one or more Permitted Holders in which such Permitted Holder or Permitted Holders hold and have voting power over at least a majority of the Voting Stock of the Guarantor held by such group, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Guarantor, including as a result of any merger or consolidation transaction including the Guarantor; or

(2) the Permitted Holders, directly or indirectly, cease to have the power to direct or cause the direction of the management and policies of the Guarantor, whether through the ownership of voting securities, by contract or otherwise.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Designated Affiliate” means, at any time, one or more Persons designated by the Guarantor to be the purchaser of Notes under an Offer to Purchase.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company or the Guarantor.

“Investment Grade” means BBB- or higher by Standard & Poor’s, Baa3 or higher by Moody’s or BBB- or higher by Fitch, or the equivalent of such global ratings by Standard & Poor’s, Moody’s or Fitch.

“Permitted Holder” means each of (1) Odebrecht S.A. and its Affiliates and (2) Petróleo Brasileiro S.A.— Petrobras and its Subsidiaries.

“Person” means any corporation, partnership, joint venture, trust, limited liability company or unincorporated organization.

“Rating Agency” means each of (1) Standard & Poor’s, (2) Moody’s and (3) Fitch, or their respective successors.

“Ratings Decline” means that at any time within 90 days after the earlier of the date of public notice of a Change of Control and the date on which the Guarantor or any other Person publicly declares its intention to effect a Change of Control, (1) in the event the Notes are assigned an Investment Grade rating by at least two of the Rating Agencies prior to such public notice or declaration, the rating assigned to the Notes by at least two of the Rating Agencies is below an Investment Grade rating; or (2) in the event the ratings assigned to the Notes by at least two of the Rating Agencies prior to such public notice or declaration are below an Investment Grade rating, the rating assigned to the Notes by at least two of the Rating Agencies is decreased by one or more categories (i.e., notches); provided that, in each case, any such Ratings Decline is expressly stated by the applicable Rating Agencies to have been the result of the Change of Control.

“Reference Treasury Dealer” means at least four primary U.S. government securities dealers in New York City, New York designated by the Company not later than the fifth Business Day preceding such Redemption Date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company or the Guarantor, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer by 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal and interest that would be due after the applicable Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining the Treasury Rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) will be assumed to be equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” means, with respect to the Guarantor as of any date, the Capital Stock of the Guarantor that is at the time entitled to vote generally in the election of the Board of Directors of the Guarantor and in respect of other matters presented at shareholders’ meetings of the Guarantor.

(b)	With respect to the Notes only (and, for the avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof) Section 11.01 of the Base Indenture is hereby deleted in its entirety and amended and restated in their entirety as follows:

“Section 11.01 Right of Redemption.

(a)	Except as described in this Section 11.01, Sections 11.08 and 11.09 and Paragraphs 2, 3 and 4 of the Notes, the Notes may not be redeemed prior to their Stated Maturity.

(b)	The Notes shall be redeemable, at the option of the Company or the Guarantor, in whole or in part, at any time, upon giving not less than five Business Days’ nor more than 60 days’ notice to the Holders with a copy to the Trustee (which notice shall be irrevocable), at the Redemption Price and on the terms and conditions, described in Paragraph 3 of the Notes.

(c)	The Company or the Guarantor may enter into an arrangement under which the Guarantor or a subsidiary of the Guarantor may, in lieu of redemption by the Company or the Guarantor, purchase for a purchase price equal to the full Redemption Price any Note to be redeemed pursuant to this Section 11.01, Sections 11.08 and 11.09 or Paragraphs 2, 3 and 4 of the Notes.”

(c)	With respect to the Notes only (and, for the avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof), the following new Section 1.18 shall be inserted into the Base Indenture:

“Section 1.18 Currency Indemnity. U.S. Dollars are the sole currency of account and payment for all sums payable by the Company or the Guarantor under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Guarantor, the Company or otherwise) by any Holder in respect of any sum expressed to be due to it from the Company or the Guarantor shall only constitute a discharge of the Company or the Guarantor, as the case may be, to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Notes, the Company or the Guarantor, as the case may be, shall indemnify such Holder against any loss sustained by it as a result; and if the amount of U.S. Dollars so purchased is greater than the sum originally due to such Holder, such Holder shall, by accepting the Notes, be deemed to have agreed to repay such excess. In any event, the Company or the Guarantor, as the case may be, shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 1.18, it shall be sufficient for the Holder to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Company and the Guarantor, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Notes.”

(d)	With respect to the Notes only (and, for the avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof), the following new Section 10.10 shall be inserted into the Base Indenture:

“Section 10.10 Additional Limitations on the Company.

(a)	For so long as any of the Notes is outstanding:

(i)	the Company shall not engage in any business, or conduct any operations, other than to finance the operations of the Guarantor and its Subsidiaries and activities that are reasonably ancillary thereto (including, without limitation, on-lending of funds, repurchases of Debt not prohibited by the Base Indenture or this Supplemental Indenture, entering into transactions involving Hedging Obligations relating to such Debt and Investments not prohibited by the Base Indenture or this Supplemental Indenture);

(ii)	the Company shall not incur any Debt other than (1) the Notes and (2) any other indebtedness which (i) ranks equally with the Notes or (ii) is subordinated to the Notes;

(iii)	the Company will not redeem any shares of its Capital Stock; and

(iv)	the Company shall not incur any Liens on any of its assets, except for any Liens imposed by operation of law.

(b)	For so long as any of the Notes is outstanding, neither the Company nor the Guarantor shall take any corporate action with respect to:

(i)	the consolidation or merger of the Company with or into any other Person, except that the Company may merge with the Guarantor or a Wholly-Owned Subsidiary;

(ii)	the voluntary liquidation, wind-up or dissolution of the Company while the Company is the issuer of the Notes, unless the Guarantor fully and unconditionally assumes all of the obligations of the Company, including the Notes; or

(iii)	the transfer or disposition by the Guarantor of the Company to any Person other than a Wholly-Owned Subsidiary, except as permitted under Article VIII of the Base Indenture.

(e)	With respect to the Notes only (and, for the avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof), the following new Section 11.09 shall be inserted into the Base Indenture:

“Section 11.09 Change of Control.

(a)	If a Change of Control that results in a Ratings Decline occurs, unless the Company has exercised its option to redeem the Notes under Sections 11.01 or 11.08 or Paragraphs 2 or 3 of the Notes, the Guarantor, acting on behalf of the Company, shall make, directly or through a Designated Affiliate, an offer to purchase all of the Notes pursuant to the offer described below (the “Offer to Purchase”) at a price in cash (the “Offer to Purchase Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but excluding, the Offer to Purchase Payment Date. Not later than 30 days after the occurrence of a Change of Control that results in a Ratings Decline, the Guarantor or a Designated Affiliate shall send notice of such Offer to Purchase, together with a letter of transmittal, by first class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the Register or otherwise in accordance with the procedures of the Depositary with the following information:

(i)	information concerning the business of the Guarantor and its Subsidiaries which the Guarantor believes will enable the Holders to make an informed decision with respect to the Offer to Purchase;

(ii)	that an Offer to Purchase is being made pursuant to this Section 11.09 and that all Notes properly tendered pursuant to such Offer to Purchase will be accepted for payment;

(iii)	that a Holder may tender all or any portion of its Notes pursuant to such Offer to Purchase, subject to the requirement if a Holder tenders only a portion of its Notes, the remaining Notes must be no less than U.S.$200,000 in principal amount and integral multiples of U.S.$1,000 in excess thereof;

(iv)	the purchase price, the expiration date (the “Expiration Date”) of the Offer to Purchase, which will be no less than 30 days nor more than 60 days after the date such notice is mailed, and the purchase date, which will be no more than five Business Days after the Expiration Date (the “Offer to Purchase Payment Date”);

(v)	any Note not properly tendered will remain outstanding and continue to accrue interest;

(vi)	unless the Guarantor or its Designated Affiliate defaults in the payment of the Offer to Purchase Payment, all Notes accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on the Offer to Purchase Payment Date;

(vii)	Holders electing to have any Notes purchased pursuant to an Offer to Purchase will be required to surrender the Notes, together with a duly executed letter of transmittal properly completed in accordance with the instructions thereto, to the Paying Agent specified in such notice at the address specified in such notice prior to the close of business on the Expiration Date;

(viii)	Holders shall be entitled to withdraw their tendered Notes and their election to require the Guarantor or a Designated Affiliate to purchase such Notes; provided that such Paying Agent receives, not later than the close of business on the Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(ix)	that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each such new Note will be in a principal amount of U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof.

If (a) notice is mailed in a manner provided in this Section 11.09 and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the Offer to Purchase as to all other Holders that properly received such notice without defect.

(b)	On or before the Offer to Purchase Payment Date, the Guarantor or a Designated Affiliate shall, to the extent lawful:

(i)	accept for payment for all Notes properly tendered and not withdrawn pursuant to the Offer to Purchase;

(ii)	deposit with such Paying Agent an amount equal to the aggregate Offer to Purchase Payment in respect of all Notes or portions thereof so tendered; and

(iii)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Guarantor or a Designated Affiliate.

(c)

The Paying Agent shall promptly mail to each Holder the Offer to Purchase Payment for its Notes that have been accepted for payment in the Offer to Purchase, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof.

(d)	Notwithstanding Section 11.09(a) or Paragraph 4 of the Notes, the Guarantor shall not be required to make an Offer to Purchase upon a Change of Control that results in a Ratings Decline if (i) a third party makes an offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 11.09 applicable to an Offer to Purchase made by the Guarantor and such third party purchases all Notes properly tendered and not withdrawn under such offer, or (ii) a notice of redemption for all Outstanding Notes has been given pursuant to Sections 11.01, 11.08 or 11.09 or Paragraphs 2, 3 or 4 of the Notes, unless and until there is a default in payment of the applicable Redemption Price. Notwithstanding anything to the contrary contained herein or in the Notes, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

(e)	the Guarantor shall not purchase any of the Notes if there has occurred and is continuing on the Offer to Purchase Payment Date an Event of Default, other than an Event of Default resulting from the failure to make a Offer to Purchase Payment when due.

(f)	the Guarantor and any Designated Affiliate will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the provisions of this Indenture and Paragraph 4 of the Notes shall be deemed to be modified to the extent necessary to permit such compliance. If the provisions of such securities laws or regulations cannot be complied with as a result of such deemed modifications, the Guarantor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 11.09 or Paragraph 4 of the Notes by virtue thereof.

(g)	In the event that the Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept an Offer to Purchase and the Guarantor or a third party purchases all the notes held by such Holders, the Company and the Guarantor will have the right, on not less than 30 nor more than 60 days’ prior notice (with a copy to the Trustee), given not more than 30 days following the purchase pursuant to the Offer to Purchase described above, to redeem all of the Notes that remain outstanding following such purchase at the purchase price equal to that in the Offer to Purchase plus, to the extent not included in the Offer to Purchase payment, accrued and unpaid interest and Additional Amounts, if any, on the Notes that remain outstanding, to the date of redemption.”

(f)	With respect to the Notes only (and, for the avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof) Sections 5.01(d) and 5.01(e) of the Base Indenture are hereby deleted in their entirety and amended and restated in their entirety as follows:

“5.01(d) The Guarantor or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Guarantor or any such Significant Subsidiary (or the payment of which is guaranteed by the Guarantor or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of this Indenture, which default (1) is caused by failure to pay principal of (and premium, if any, on) or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default (“Payment Default”) or (2) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt or guarantee, as applicable, together with the principal amount of any other such Debt or guarantee under which there has been a Payment Default or the maturity of which has been so accelerated, totals U.S.$100,000,000 (or the equivalent thereof at the time of determination) or more in the aggregate; provided that such Event of Default will be automatically rescinded or annulled if the Payment Default and/or the acceleration of Indebtedness is remedied or cured by the Guarantor or such Significant Subsidiary or waived by the Holders of such Debt within 60 days after the Payment Default and/or acceleration in respect of such Debt;”

“5.01(e) One or more final judgments or decrees for the payment of money of U.S.$100,000,000 (or the equivalent in another currency at the time of determination, if applicable) or more in the aggregate are rendered against the Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged (and otherwise not covered by an insurance policy or policies issued by reputable and creditworthy insurance companies) and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 90 days following commencement of such enforcement proceedings or (b) there is a period of 90 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;”

4.	MISCELLANEOUS PROVISIONS

4.1	Separability of Invalid Provisions

In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

4.2	Execution in Counterparts

This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

5.	THE TRUSTEE AND AGENTS

(a)	The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor, as applicable.

(b)	The rights, protections, indemnities and immunities of the Trustee and Agents as enumerated under the Base Indenture are incorporated by reference into this Supplemental Indenture.

In witness whereof, each of the parties hereto has caused this First Supplemental Indenture to be duly executed on its behalf, all as of the day and year first written above.

BRASKEM FINANCE LIMITED
as Company

By:	/s/ Danilo Garcez Doria
	Name:	Danilo Garcez Doria
	Title:	Attorney-in-Fact

By:	/s/ Pedro Teixeira de Carvalho
	Name:	Pedro Teixeira de Carvalho
	Title:	Attorney-in-Fact

BRASKEM S.A., as Guarantor

By:	/s/ Danilo Garcez Doria
	Name:	Danilo Garcez Doria
	Title:	Attorney-in-Fact

By:	/s/ Pedro Teixeira de Carvalho
	Name:	Pedro Teixeira de Carvalho
	Title:	Attorney-in-Fact

(Signature Page to Supplemental Indenture)

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr.
Title: Vice President

(Signature Page to Supplemental Indenture)

Annex A

[Form of Face of Note]

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY BRASKEM FINANCE LIMITED, BRASKEM S.A. AND THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN SECTION 3.04 OF THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO BRASKEM FINANCE LIMITED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IN EXCHANGE FOR THIS GLOBAL NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BRASKEM FINANCE LIMITED

6.450% NOTES DUE 2024

GUARANTEED BY BRASKEM S.A.

CUSIP: 10553YAF2
ISIN: US10553YAF25
COMMON CODE: 102122003

No. 1
US$500,000,000

BRASKEM FINANCE LIMITED, a company organized and existing under the laws of the Cayman Islands (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Five Hundred Million United States Dollars on February 3, 2024, and to pay interest thereon from February 3, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 3 and August 3 in each year, commencing August 3, 2014, and at the Maturity thereof, at the rate of 6.450% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 19 or July 19 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

If any payment is due on the Notes on a day that is not a Business Day, payment will be made on the day that is the next Business Day. Payments postponed to the next Business Day in this situation will be treated as if they were made on the original payment date. Postponement of this kind will not result in a default under the Notes or the Indenture, and no interest will accrue on the postponed amount from the original payment date to the next day that is a Business Day.

Payment of the principal of (and premium, if any, on) and any such interest on this Note will be made by wire transfer of same-day funds to the Holder and paid to beneficial holders of this Note pursuant to the Applicable Procedures of the Depositary as permitted in the Base Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Note that are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual, facsimile or electronic signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company and the Guarantor have caused this instrument to be duly executed manually, in facsimile or electronically.

Dated: February 3, 2014

BRASKEM FINANCE LIMITED
as Company

By:
Name:
Title:

BRASKEM S.A. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature Page to Global Note)

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Notes

referred to in the within

mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Officer

(Authentication Page to Global Note)

[Form of Reverse of Note]

1.	This Note is one of a duly authorized issue of notes of the Company (herein called the “Notes”), issued and to be issued in one or more tranches of one or more series under an Indenture, dated as of December 16, 2013 (the “Base Indenture”) as supplemented by a First Supplemental Indenture, dated as of February 3, 2014 (collectively with the Base Indenture, the “Indenture”), among the Company, Braskem S.A., as Guarantor (herein called the “Guarantor”) and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The full and punctual payment of the principal of (and premium, if any, on) and interest on, Additional Amounts, if any, and all other amounts payable under, this Note is unconditionally guaranteed, on a senior unsecured basis, by the Guarantor and such Guarantee shall rank:

a.	equal in right of payment to all other existing and future senior unsecured debt of the Guarantor subject to certain statutory preferences under applicable law, including labor and tax claims;

b.	senior in right of payment to the Guarantor’s subordinated debt; and

c.	effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of the Guarantor’s Subsidiaries (other than the Company) and jointly controlled companies and to secured debt of the Guarantor to the extent of such Note.

This Note is one of the series designated on the face hereof.

The Company may from time to time, without the consent of the Holders, create and issue additional Notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional Notes issued in this manner shall increase the aggregate principal amount of, and shall form a single series with and vote together with the previously outstanding Notes.

2.

The Notes shall be redeemable, at the option of the Company, the Guarantor or any successor, in whole, but not in part, upon giving not less than five Business Days nor more than 60 days’ notice to the Holders with a copy to the Trustee (which notice shall be irrevocable), at 100% of the principal amount thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but excluding, the Redemption Date, only if (i) the Company, the Guarantor or any successor has or will become obligated to pay Additional Amounts with respect to the Notes or the Guarantees (x) in excess of the Additional Amounts that the Company, the Guarantor or any successor would pay if payments in respect of the Notes or the Guarantees were subject to deduction or withholding for Brazilian Taxes at a rate of (A) 15% generally in case of any taxes imposed by Brazil or (B) 25% in case of taxes imposed by Brazil on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws of that country or location impose restrictions on the disclosure of (1) shareholding composition; (2) the ownership of the investment; or (3) the beneficial ownership of income paid to nonresident persons, pursuant to Law No. 9,779, dated January 19, 1999, or (y) in respect of deduction or withholding for Cayman Islands Taxes, in either case, as a result of any change in, or amendment to, the laws or regulations of Brazil or the Cayman Islands (or the jurisdiction of any successor) or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of the Indenture and (ii) such obligation cannot be avoided by the Company, the Guarantor or any successor taking reasonable measures available to it; provided, however, that for this purpose reasonable measures shall not include any change in the Company’s, the Guarantor’s or any successor’s jurisdiction of incorporation or organization or location of its principal executive office or registered office. No such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company, the Guarantor or any successor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of such Notes or the Guarantees were then due.

Prior to the publication or mailing of any notice of redemption pursuant to the preceding paragraph, the Company, the Guarantor or any successor shall deliver to the Trustee an Officer’s Certificate to the effect that the obligation of the Company, the Guarantor or any successor, as the case may be, to pay Additional Amounts cannot be avoided by the Company, the Guarantor or any successor taking reasonable measures available to it. The Company, the Guarantor or any successor, as the case may be, shall also deliver to the Trustee an Opinion of Counsel stating that the Company, the Guarantor or any successor, as the case may be, would be obligated to pay Additional Amounts due to the changes in tax laws or regulations. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (i) and (ii) of the preceding paragraph of this paragraph, in which event it shall be conclusive and binding on the Holders.

3.	The Notes shall be redeemable, at the option of the Company or the Guarantor, in whole or in part, at any time, upon giving not less than five Business Days’ nor more than 60 days’ notice to the Holders with a copy to the Trustee (which notice shall be irrevocable), at a Redemption Price equal to the greater of the following amounts, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Redemption Date:

a.	100% of the principal amount of the Notes be redeemed; and

b.	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the remaining scheduled payments, such payments shall be discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.50%.

For the purpose of the previous paragraph, the following terms have the indicated meanings:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining the Treasury Rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) will be assumed to be equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means at least four primary U.S. government securities dealers in New York City, New York designated by the Company not later than the fifth Business Day preceding such Redemption Date.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer by 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal and interest that would be due after the applicable Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an interest payment date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

4.

If a Change of Control that results in a Ratings Decline occurs, unless the Company has exercised its option to redeem the Notes under Sections 11.01 or 11.08 of the Indenture or Paragraphs 2 or 3 hereof, the Guarantor, acting on behalf of the Company, shall make, directly or through a Designated Affiliate, an offer to purchase all of the Notes pursuant to an Offer to Purchase described in Section 11.09 of the Indenture at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but excluding, the Offer to Purchase Payment Date. Not later than 30 days after the occurrence of a Change of Control that results in a Ratings Decline, the Guarantor or a Designated Affiliate shall send notice of such Offer to Purchase, together with a letter of transmittal, by first class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the Register or otherwise in accordance with the procedures of the Depositary and containing the information specified in Section 11.09(a) of the Indenture.

a.	On or before the Offer to Purchase Payment Date, the Guarantor or a Designated Affiliate shall, to the extent lawful: (i) accept for payment for all Notes properly tendered and not withdrawn pursuant to the Offer to Purchase; (ii) deposit with a Paying Agent an amount equal to the aggregate Offer to Purchase Payment in respect of all Notes or portions thereof so tendered and (iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Guarantor or a Designated Affiliate.

b.	Notwithstanding Section 11.09(a) of the Indenture or this Paragraph 4, the Guarantor shall not be required to make an Offer to Purchase upon a Change of Control that results in a Ratings Decline if (i) a third party makes an offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in Section 11.09 of the Indenture applicable to an Offer to Purchase made by the Guarantor and such third party purchases all Notes properly tendered and not withdrawn under such offer, or (ii) a notice of redemption for all Outstanding Notes has been given pursuant to Section 11.01 of the Indenture and this Paragraph 4, unless and until there is a default in payment of the applicable Redemption Price. Notwithstanding anything to the contrary contained herein or in the Indenture, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

c.	The Guarantor shall not purchase any of the Notes if there has occurred and is continuing on the Offer to Purchase Payment Date an Event of Default, other than an Event of Default resulting from the failure to make a Offer to Purchase Payment when due.

d.	The Guarantor and any Designated Affiliate will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the provisions of the Indenture and this Paragraph 4 shall be deemed to be modified to the extent necessary to permit such compliance. If the provisions of such securities laws or regulations cannot be complied with as a result of such deemed modifications, the Guarantor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 11.09 of the Indenture or this Paragraph 4 by virtue thereof.

e.	In the event that the Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept an Offer to Purchase and the Guarantor or a third party purchases all the notes held by such Holders, the Company and the Guarantor will have the right, on not less than 30 nor more than 60 days’ prior notice (with a copy to the Trustee), given not more than 30 days following the purchase pursuant to the Offer to Purchase described above, to redeem all of the Notes that remain outstanding following such purchase at the purchase price equal to that in the Offer to Purchase plus, to the extent not included in the Offer to Purchase payment, accrued and unpaid interest and Additional Amounts, if any, on the Notes that remain outstanding, to the date of redemption.

5.	The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

6.	If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

7.	The Company, the Guarantor or its or their affiliates may at any time purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes so purchased by the Company or Guarantor may, in their discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

8.	All payments by the Company and the Guarantor in respect of the Notes or the Guarantee, as the case may be, shall be made without withholding or deduction for or on account of, Brazilian Taxes or Cayman Islands Taxes, unless such withholding or deduction is required by law. In that event, the Company or the Guarantor, as the case may be, shall pay to each Holder such Additional Amounts as may be necessary in order that every net payment made by the Company or the Guarantor, as the case may be, on each Note or Guarantee after deduction or withholding for or on account of any Brazilian Taxes or Cayman Islands Taxes shall not be less than the amount then due and payable on such Note or Guarantee.

9.	The foregoing obligation to pay Additional Amounts shall not apply to or in respect of:

(a)	any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between a Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership or a corporation), on the one hand, and Brazil or the Cayman Islands, on the other hand (including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein), other than the mere receipt of such payment or the ownership or holding of a Note or Guarantee;

(b)	any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by a Holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(c)	any tax, duty, assessment or other governmental charge to the extent that such tax, duty, assessment or other governmental charge would not have been imposed but for the failure of a Holder or beneficial owner to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil or the Cayman Islands of such Holder if (A) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, duty, assessment or other governmental charge and (B) at least 30 days prior to the date on which the Company or the Guarantor, as the case may be, shall apply this Clause (iii), the Company or the Guarantor, as the case may be, shall have notified all Holders of Notes that some or all of the Holders of Notes shall be required to comply with such requirement;

(d)	any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

(e)	any withholding or deduction imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(f)	any tax, assessment or other governmental charge which would have been avoided by such Holder presenting the relevant Note (if presentation is required) or requesting that such payment be made to another Paying Agent in a member state of the European Union;

(g)	any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of (and premium, if any, on) and interest on a Note; or

(h)	any combination of the above.

10.	Notwithstanding anything to the contrary in the preceding paragraph, the Company, the Guarantor and any Paying Agent, the Trustee or any other Person shall be entitled to make any deduction or withholding without any liability, and shall not be required to pay any additional amounts with respect to any such deduction or withholding, imposed on or in respect of any Note pursuant to Section 1471 through Section 1474 of the Code (“FATCA”), any treaty, law, regulation or other official guidance enacted by any jurisdiction in which the Company or the Guarantor is organized, or in which payments on the Notes are made (each such jurisdiction, a “Taxing Jurisdiction”), implementing FATCA, or any agreement between the Company, the Guarantor, the Trustee or a Paying Agent and the United States, a Taxing Jurisdiction or any authority of any of the foregoing implementing FATCA.

11.	The Company hereby covenants with the Trustee that it will promptly inform the Trustee if it determines in its reasonable discretion that any payment made by it is a payment which could be subject to FATCA withholding if a recipient of such payment had not complied with obligations imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof or any law implementing such an intergovernmental agreement (including obligations to deliver proper documentation establishing the recipient’s status) at the time such payment was made.

12.	The Company or the Guarantor, as the case may be, shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, registration or the making of payments in respect of the Notes and the Guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Brazil or the Cayman Islands other than those resulting from, or required to be paid in connection with, the enforcement of the Notes and the Guarantee following the occurrence of any Default or Event of Default.

13.	No Additional Amounts shall be paid with respect to a payment on any Note or the Guarantee to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note or the Guarantee.

14.	The Company or the Guarantor, as applicable, shall provide the Trustee with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available, other reasonable documentation) evidencing any payment of Brazilian Taxes or Cayman Islands Taxes in respect of which the Company or the Guarantor has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agents, as applicable, upon request therefor.

15.	The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding of any series to be affected under the Indenture, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding of any series to be affected under the Indenture, on behalf of the Holders of all Notes of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

16.	As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series will have any right to institute any proceeding with respect to the Indenture, this Note or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Outstanding Notes of this series shall have made written request, and offered indemnity or security satisfactory to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal of the Outstanding Notes of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal (and premium, if any) or interest on this Note on or after the respective due dates expressed herein.

17.	No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Note at the times, Place of Payment and rate, and in the coin or currency, herein prescribed or to convert or exchange this Note as provided in the Indenture.

18.	The Notes of this series are issuable only in registered form without coupons in denominations of U.S.$200,000 and any integral multiples of U.S.$1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company at any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

19.	No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

20.	Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor or the Trustee nor any such agent shall be affected by notice to the contrary.

21.	The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

22.	All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Schedule A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Note shall be U.S.$500,000,000. The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following Such Decrease/Increase	Notation Made by or on Behalf of Trustee